Exhibit 99.1

news release

October 31, 2008	For Immediate Release

Employers Holdings, Inc. Acquisition of AmCOMP Brings Its Workers’ Compensation Insurance Expertise to Total of 29 States

RENO, Nev.,—Oct. 31, 2008—Employers Holdings, Inc. (“EMPLOYERS®”) (NYSE:EIG), a Nevada-based company whose subsidiaries are specialty providers of workers’ compensation insurance specializing in small businesses, today announced the completion of its acquisition of AmCOMP Incorporated (“AmCOMP”) (NASDAQ: AMCP) in a transaction valued at approximately $223.5 million, including the assumption of approximately $35.1 million in debt. The acquisition expands EMPLOYERS' workers’ compensation insurance operations to 29 states and 17 branch offices, and significantly advances EMPLOYERS' vision of being the leader in the property and casualty insurance industry specializing in workers’ compensation.

Under the terms of the merger, holders of AmCOMP’s approximately 15 million common shares received $12.15 in cash for each share.  EMPLOYERS financed the purchase price through a combination of cash and debt.

Douglas D. Dirks, President and Chief Executive Officer of EMPLOYERS, said, "This acquisition accelerates our expansion strategy and will diversify and increase our existing premium base. We also believe the transaction will result in meaningful synergies and expense-related efficiencies.”

Business operations at EMPLOYERS have historically been focused in the Western United States, while AmCOMP’s focus has been in the Southeast and Midwest. Only slightly more than 1% of EMPLOYERS current business is in states where AmCOMP conducts business, with virtually no overlap in the markets of the two companies.

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. Following the acquisition, the company's insurance subsidiaries now include Employers Insurance Company of Nevada and Employers Compensation Insurance Company, both rated A- (Excellent) by the A.M. Best, and AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation.  Additional information can be found at: www.employers.com.

Cautionary Statement Regarding Forward-Looking:
All forward-looking statements made in this press release, related to the acquisition of AmCOMP, Inc. or otherwise, reflect EMPLOYERS current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The following factors, among others, could cause of contribute to such material differences: the risks that the businesses of EMPLOYERS and AmCOMP will not be integrated successfully; the risk that EMPLOYERS and AmCOMP will not realize estimated expense-related efficiencies and synergies; costs relating to the transaction; and disruption from the transaction making it more difficult to maintain relationships with customers, employees, agents or producers.  More generally, the businesses of EMPLOYERS and AmCOMP could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and general market volatility), rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, as well as management’s response to these factors, and other factors identified in EMPLOYERS filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. EMPLOYERS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EMPLOYERS, AmCOMP and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding EMPLOYERS directors and executive officers is available in EMPLOYERS proxy statement for its 2007 annual meeting of stockholders and the EMPLOYERS 2006 Annual Report on Form 10-K, which were filed with the SEC on April 19, 2007 and March 30, 2007, respectively.  Information regarding AmCOMP's directors and executive officers is available in AmCOMP's proxy statement for its 2007 annual meeting of stockholders and AmCOMP's 2006 Annual Report on Form 10-K, which were filed with the SEC on April 27, 2007 and April 2, 2007, respectively.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

CONTACT:
Media: Trish White, Director, Corporate Communications, (775) 327-2636, twhite@employers.com.
Analysts: Vicki Erickson, Vice President, Investor Relations, (775) 327-2794, verickson@employers.com.

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialists are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada. Please visit www.employers.com for additional information.

Page of 2 of 2